Exhibit 5.1

April 13, 2017

Schneider National, Inc.

3101 Packerland Drive

Green Bay, Wisconsin 54313

RE:	Registration Statement on Form S-8 of Schneider National, Inc.

Ladies and Gentlemen:

We have acted as your counsel in connection with the issuance by Schneider National, Inc., a Wisconsin corporation (the “Company”), of up to 8,000,000 shares of the Company’s Class B common stock, no par value per share (the “2017 Plan Shares”), pursuant to the Schneider National, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”), and up to 3,900,000 shares of the Company’s Class B common stock, no par value per share (together with the 2017 Plan Shares, the “Shares”), pursuant to the Schneider National, Inc. Omnibus Long-Term Incentive Plan (the “LTIP,” and together with the 2017 Plan, the “Plans”) as described in the Company’s prospectus relating to the 2017 Plan dated April 12, 2017 and the Company’s prospectus relating to the LTIP dated April 12, 2017, respectively (together, the “Prospectuses”) in connection with the Company’s Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on April 13, 2017 (the “Registration Statement”).

We have examined: (a) the Plans, the Prospectuses and the Registration Statement, (b) the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of Wisconsin as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The foregoing opinions are given as of the date hereof and based solely on our understanding of facts in existence as of such date

Schneider National, Inc.

April 13, 2017

after the aforementioned examination, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.